Exhibit 99.Bd.(ix)

FIRST AMENDMENT TO AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

Effective January 1, 2007, the Amended and Restated Investment Sub-Advisory Agreement between HL Investment Advisors, LLC and Wellington Management Company, LLP dated as of August 28, 2002, and applicable to Hartford Capital Appreciation HLS Fund and Hartford Small Company HLS Fund, et al. (the “Agreement”), is hereby amended to reflect the following amended fee schedule for the funds listed as per the attached Schedule A:

The sub-advisory fees shall be accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset values of the Portfolios as follows.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of the 1st day of January 2007.

HL INVESTMENT ADVISORS, LLC		WELLINGTON MANAGEMENT COMPANY, LLP

By:	/s/ John C. Walters	By:	/s/ Jonathan M. Payson
	By: John C. Walters		By: Jonathan M. Payson
	Title: Executive Vice President		Title: Senior Vice President

Schedule A

Hartford Capital Appreciation HLS Fund

Sub-adv fee schedule [Team 1]

Net Asset Value	Annual Rate
All Assets	0.221%

Sub-adv fee schedule [Team II]

Net Asset Value	Annual Rate
First $250,000,000	0.50%
Next $250,000,000	0.45%
Next $500,000,000	0.40%
Over $1 Billion	0.35%

Hartford Small Company HLS Fund

Net Asset Value	Annual Rate
All Assets	0.285%